EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood to Explore Strategic Alternatives for Wholesale Division
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Avalon Group, Ltd. to Identify Appropriate Buyers for Wholesale Division

New York, New York – September 16, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it is in the process of identifying strategic alternatives for its wholesale division, Movie Star, in order to increase shareholder value.  Investment banking firm, Avalon Group, Ltd., based in New York, will be assisting the Company in identifying available strategic alternatives.

“Movie Star has a long history of supplying many well-known retailers with a wide variety of quality lingerie and undergarments.  However, we have chosen to seek alternatives for the Movie Star wholesale business as we concentrate on building Frederick’s of Hollywood into a global lifestyle brand.  By selling the wholesale division, we can focus more of our resources on strengthening our retail division and expanding into new product categories through strategic domestic and international licensing agreements for the Frederick’s of Hollywood brand,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “Considering Movie Star’s history, broad product lines and extensive customer list of retailers, we are confident in our ability to identify an appropriate buyer for the business.”

The Movie Star wholesale division designs, manufactures, sources, distributes and sells women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains, and direct mail catalog marketers throughout the United States and Canada.  Movie Star products include pajamas, nightgowns, baby dolls, nightshirts, dusters, shifts, caftans, sundresses, rompers, short sets, beachwear, peignoir ensembles, robes, leisurewear and daywear consisting of bodysuits, soft bras, panties, slips, half-slips, teddies, camisoles and cami tap sets.

The Company has not set a definitive timetable for completing a transaction involving the Movie Star wholesale division and there can be no assurances that the process described above will result in the completion of any transaction.  The Company does not intend to disclose developments regarding this process unless and until its Board of Directors has approved a specific transaction and the Company has entered into a binding agreement related thereto.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: the Company’s ability to enter into or consummate a transaction as a result of any evaluation of strategic alternatives for the Movie Star wholesale division as described above or the Company’s ability to enhance shareholder value through this process or any potential transaction; competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through its multi-channel retail division, Frederick’s primarily sell women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores nationwide, a world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Extreme Cleavage® bra and Hollywood Sizzle Pool. Party. Swim.™, Frederick’s of Hollywood is the Original Sex Symbol®.  Frederick’s also sells an array of licensed apparel and accessories globally.  Through its wholesale division, Frederick’s designs, manufactures, sources, distributes and sells women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Avalon Group, Ltd.
Lynda Davey / Yolanda Wardowski
212-764-5610
ldavey@avalongroupltd.com / ywardowski@avalongroupltd.com

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com